Exhibit 15



  Reading & Bates Corporation



        We are aware that Reading & Bates Corporation has incorporated by reference in its Registration Statements No. 33-44237, No. 33-50828 , No. 33-50565, No. 33-56029 and No. 33-62727 its Form 10-Q for the quarter ended September 30, 1995, which includes our report dated October 16, 1995 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.





  Arthur Andersen LLP

  Houston, Texas
  October 23, 1995